UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2006

CABELA’S INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-32227	20-0486586
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Cabela Drive, Sidney, Nebraska	69160
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (308) 254-5505

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2006, after a review of performance, the Compensation Committee of the Board of Directors of Cabela’s Incorporated (the “Company”) established fiscal 2006 base salaries and determined fiscal 2005 cash bonuses under the Company’s Restated Bonus Plan (the “Plan”) for the Company’s Named Executive Officers (as defined in Item 402(a)(3) of Reg. S-K).

Fiscal 2006 base salaries, effective March 19, 2006, for the Company’s Named Executive Officers are as follows: Dennis Highby, President and Chief Executive Officer, $670,683; Patrick A. Snyder, Senior Vice President of Merchandising, $413,418; Michael Callahan, Senior Vice President, Retail Operations and Marketing, $413,418; Ralph W. Castner, Vice President and Chief Financial Officer, and interim Chief Executive Officer of World’s Foremost Bank, $322,144; and Brian J. Linneman, Vice President and Chief Operating Officer, $263,609.

Fiscal 2005 cash bonuses for the Company’s Named Executive Officers under the Plan are as follows: Mr. Highby, $1,650,000; Mr. Snyder, $500,000; Mr. Callahan, $500,000; Mr. Castner, $415,000; and Mr. Linneman, $415,000.

Each of Messrs. Highby, Snyder, Callahan, Castner, and Linneman are employed “at will.” Fiscal 2006 base salaries for the Company’s Named Executive Officers will be effective March 19, 2006, and fiscal 2005 cash bonuses for the Company’s Named Executive Officers will be payable on March 3, 2006.

The Company intends to provide additional information regarding the compensation awarded to the Company’s Named Executive Officers in respect of and during fiscal 2005 in the Proxy Statement for the Company’s 2006 Annual Meeting of Shareholders.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

This Item 5.02 amends Item 5.02 in the Form 8-K filed on December 19, 2005.

On December 15, 2005, Stephen P. Murray was appointed by the Company’s Board of Directors to serve as a Class II director of the Company to hold office for a term expiring at the Annual Meeting of Shareholders held in 2006.

On February 21, 2006, the Company’s Board of Directors appointed Mr. Murray to its Nominating and Corporate Governance Committee and its Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABELA’S INCORPORATED

Dated: February 24, 2006	By:	/s/ Ralph W. Castner
Ralph W. Castner
Vice President and Chief Financial Officer